SMITH BARNEY INVESTMENT SERIES
Supplement to Statement of Additional Information dated February 28, 2002
This supplement relates to the Smith Barney International
Fund (the
International Fund), which was formerly called the Smith
Barney
International Aggressive Growth Fund.
MANAGEMENT OF THE COMPANY
Subadviser (International Fund only)
The manager now delegates the daily management of the investments of the International Fund to its affiliate, Citigroup Asset Management Ltd., as subadviser.
It is the responsibility of the subadviser to make the day-to-day investment decisions for the International Fund, and to place the purchase and sales orders for securities transactions concerning those assets, subject in all cases to the general supervision of the manager. The subadviser furnishes at its own expense all services, facilities and personnel necessary in connection with managing the assets of the International Fund and effecting securities transactions for the International Fund.
The manager has entered into a Sub-Advisory Agreement with the subadviser. Unless otherwise terminated, the Sub-Advisory Agreement will continue in effect for an initial two-year period and thereafter will continue indefinitely as long as such continuance is specifically approved at least annually by the International Fund's Trustees or by a vote of a majority of the outstanding voting securities of the International Fund, and, in either case, by a majority of the Trustees who are not parties to the Sub-Advisory
Agreement or interested persons of any such party, at a meeting called for the purpose of voting on the Sub-Advisory Agreement.
The Sub-Advisory Agreement is terminable without penalty on not more than 60 days' nor less than 30 days' written notice by the International Fund when authorized either by a vote of holders of shares representing a majority of the voting power of the outstanding voting securities of the International
Fund (as defined in the Investment Company Act of 1940, as amended) or by a vote of the Fund's Trustees, or by the manager on not more than 60 days' nor less than 30 days' written notice, and will automatically terminate in the event of its assignment (as defined in the Investment Company Act of 1940, as amended). The Sub-Advisory Agreement may be terminated at any time without the payment of any penalty by the Subadviser on not less than 90 days' written notice to the manager. The Sub-Advisory Agreement provides that neither the subadviser nor its personnel shall be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of security transactions for the
International Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its or their duties or by reason of reckless disregard of its or their obligations and duties under the Sub-Advisory
Agreement.
For its services under the Sub-Advisory Agreement, the subadviser is entitled to receive fees, which are computed daily and paid monthly, at an annual rate equal to 0.70% of the aggregate assets of the Fund allocated to the subadviser. The subadviser's compensation is payable by the manager.
INVESTMENT OBJECTIVES AND MANAGEMENT POLICIES
General - International Fund
The International Fund is changing its investment objective and its principal investment strategies. The new objective and principal strategies are as follows:
International Fund seeks long-term capital growth. Dividend income, if any, is incidental to this goal.
The International Fund invests primarily in the common stocks of foreign companies that the manager believes have above-average prospects for growth, including companies in emerging markets. Generally, the
International Fund invests in a number of different countries and, under normal circumstances, the International Fund invests in companies in at least three foreign markets. The International Fund may invest up to 10% of its net assets (at the time of investment) in issuers located in or doing a substantial portion of their business in emerging markets. Under normal circumstances, the Fund also invests primarily in large cap securities. Large cap securities are securities of issuers typically with market capitalizations of $750 million or more.
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The International Fund usually invests in securities listed on securities
exchanges, although it may also purchase securities which are not registered for sale to the general public, or, to a limited extent, securities that are not readily marketable. The International Fund may invest directly in foreign securities or may invest in depositary receipts.
While the International Fund's policy is to invest primarily in common stocks of companies organized outside the United States ("non-U.S. issuers") believed to possess better than average prospects for growth, appreciation may be sought in other types of securities, principally of non-U.S. issuers, such as fixed income securities, convertible and non-convertible bonds, preferred stocks and warrants, when relative values make such purchases appear attractive either as individual issuers or as types of securities in certain economic environments. There is no formula as to the percentage of assets that may be invested in any one type of security. Because the International Fund may buy and sell securities denominated in currencies other than the U.S. dollar, and receive interest, dividends and sale proceeds in currencies other than the U.S. dollar, the Fund may, but is not obligated to, enter into currency exchange transactions to convert U.S.
currency to foreign currency and foreign currency to U.S. currency, as well as convert foreign currency to other foreign currencies. The International
Fund either enters into these transactions on a spot (i.e., cash) basis at the spot rate prevailing in the foreign currency exchange market, or uses forward contracts to purchase or sell foreign currencies. The International Fund also may, but is not obligated to, enter into foreign currency hedging transactions in an attempt to protect the value of the assets of the Fund as measured in
U.S. dollars from unfavorable changes in currency exchange rates and control regulations. (Although the International Fund's assets are valued daily in terms of U.S. dollars, the Company does not intend to convert the
Fund's holdings of other currencies into U.S. dollars on a daily basis.) The
International Fund does not currently intend to speculate in currency exchange rates or forward contracts.
January 21, 2003
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